Exhibit 10-n

CHANGE-IN-CONTROL RETENTION AGREEMENT

This Agreement is entered into as of [insert effective date] by and between The Nordson Corporation, an Ohio corporation (“Nordson”), and [Name of Executive], an individual (“Employee”).

Employee is an executive and key employee of Nordson and is now serving Nordson as its [Executive’s Title].  Nordson desires to assure itself of continuity of management in the event of any threatened or actual Change in Control, to provide inducements for Employee not to compete with Nordson, and to assure itself, in the event of any threatened or actual Change in Control, of the continued performance of services by Employee on an objective and impartial basis and without distraction by concern for [his/her] employment status and security.  In order to induce Employee to remain in its employ, Nordson agrees that if Employee’s employment with Nordson is terminated after a Change in Control under certain circumstances as described below, Nordson will pay the severance benefits set forth in this Agreement.

Nordson and Employee agree as follows:

1. Operation of Agreement.  This Agreement will be effective and binding immediately upon the date first set forth above (the “Effective Date”) but will not be operative unless and until there has been a Change in Control while Employee is in the employ of Nordson.  If a Change in Control occurs while Employee is in the employ of Nordson, this Agreement will become immediately operative and (subject only to the possible undoing of the particular Change in Control, as provided in Section 14 below) will continue in effect in accordance with its terms.

2. Retention Period.  If and when a Change in Control occurs, Nordson will continue to employ Employee and Employee will continue in the employ of Nordson during the period (the “Retention Period”) that begins on the first date on which a Change in Control occurs (the “Change in Control Date”) and ends at the close of business on the second anniversary of the Change in Control Date, except that Employee’s employment may be terminated during the Retention Period as provided in Section 5 below.

3. Position, Duties, Responsibilities.  At all times during the Retention Period, Employee will:

(a) hold the same position with substantially the same duties and responsibilities as an executive of Nordson as Employee held immediately before the Change in Control, as those duties and responsibilities may be extended from time to time during the Retention Period by Nordson’s Board of Directors (the “Board”);

(b)  observe all Nordson policies applicable to Nordson executive personnel; and

(c) devote [his/her] business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of Nordson to generally the same extent as Employee so devoted [his/her] business time, energy, and talent before the Change in Control.

Nothing in this Agreement will preclude Employee from devoting reasonable periods of time to charitable and community activities or the management of Employee’s investment assets provided those activities do not materially interfere with the performance of Employee’s duties under this Agreement.

4. Compensation and Benefits During the Retention Period.  During the Retention Period, Employee will be entitled to the same base salary and to the same or equivalent other elements of total direct compensation opportunity (consisting of, short and long term incentive compensation, equity grants, and executive perquisites) and employee pension and welfare benefits as that afforded to Employee by Nordson immediately before the Change in Control Date.

5. Termination Following a Change in Control.  During the Retention Period, Employee’s employment with Nordson (and the Retention Period) may be terminated only in accordance with one of the subsections of this Section 5.  For all purposes of this Agreement, the term “Employment Termination Date” means the last date on which Employee is employed by Nordson.

(a) By  Nordson for Cause.  Nordson may terminate Employee’s employment under this Agreement for “Cause,” effective immediately upon giving notice of termination, if:

(i) Employee commits an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving Nordson’s business, or

(ii) Employee (except by reason of incurring a disability) breaches [his/her] agreement with respect to the time to be devoted to the business of Nordson set forth in Section 3(c) above and fails to cure that breach within 30 days of receipt of written notice of that breach from the Board.

(b) By Nordson without Cause.  Nordson may terminate Employee’s employment under this Agreement without Cause at any time, effective immediately upon giving notice of that termination.

(c) By Employee for Good Reason.  Subject to compliance with the notice and opportunity for cure requirements set forth at the end of this Section 5(c), Employee may terminate [his/her] employment under this Agreement for “Good Reason” if any of the following circumstances occurs during the Retention Period without Employee’s express written consent:

(i) a reduction in Employee’s base annual salary from that provided immediately before the Change in Control Date;

(ii) a failure by Nordson to make available to Employee compensation plans, employee pension plans, and employee welfare benefit plans (collectively, “Plans”) and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to Employee immediately before the Change in Control Date;

(iii) a change in the location of Employee’s principal place of employment by more than 50 miles from the location where Employee was principally employed immediately before the Change in Control Date;

(iv)  a significant increase in the frequency or duration of Employee’s business travel; or

(v) a material and adverse change in the authorities, powers, functions, or duties attached to Employee’s position from those authorities, powers, functions, and duties as they existed immediately before the Change in Control Date (but a change in the office or officer to whom Employee reports will not, in itself, be deemed to be a material adverse change in Employee’s authorities, powers, functions, or duties for these purposes).

Employee may give notice of termination for Good Reason based on any particular circumstance described in any of (i) through (v) of this Section 5(c) only if Employee gives notice of that intention (and of the particular circumstance on which the notice is based) not later than 90 days after Employee becomes aware of the existence of that particular circumstance.  Any notice by Employee of termination for Good Reason must specify a date, not earlier than 30 days after the date on which the notice is given, that Employee proposes as [his/her] Employment Termination Date.  If Nordson cures the circumstance identified by Employee in [his/her] notice before the proposed Employment Termination Date, Employee will not be entitled to terminate for Good Reason based upon the cured circumstance and Employee’s notice will be deemed rescinded.  If Nordson fails to so cure before the proposed Employment Termination Date, Employee’s employment will terminate for Good Reason effective on that date.

(d) By Employee without Good Reason.  Employee may terminate [his/her] employment under this Agreement without Good Reason at any time, effective immediately upon giving of notice of that termination.

(e) Upon Death or Retirement.  Upon the death or Retirement of Employee, Employee’s employment under this Agreement will terminate automatically and without further notice, effective as of the date of death or Retirement.  For all purposes of this Agreement,  “Retirement” means Employee’s termination of employment under the terms of the applicable Nordson retirement plan as in effect immediately before the Change in Control Date.

(f) Upon Total Disability.  Nordson may terminate Employee’s employment under this Agreement, effective thirty days after the giving of notice by Nordson, if Employee suffers a Total Disability.  For all purposes of this Agreement, “Total Disability” means a physical or mental impairment, due to accident or illness, that renders Employee permanently incapable of performing the duties attached to Employee’s position as those duties existed immediately before the Change in Control Date.

6.  Payments upon Termination.

(a) Termination for Cause or without Good Reason.  If during the Retention Period Nordson terminates Employee’s employment for Cause or Employee terminates [his/her] employment without Good Reason, Employee will not be entitled to any termination, separation, severance, or similar benefits under this Agreement.

(b) Termination Upon Employee’s Total Disability, Retirement, or Death.  If during the Retention Period Employee’s employment is terminated as a result of Employee’s Total Disability, Retirement, or death, Employee will be entitled to benefits under and in accordance with Nordson’s disability, retirement, and death benefit (including life insurance policies) plans and policies as in effect immediately before the Change in Control Date, or benefits equivalent thereto.  In addition, Nordson will pay to Employee (or to Employee’s estate in the event of Employee’s death) any Unpaid Prior Year Bonus and a Current Year Pro Rata Bonus.  For all purposes of this Agreement, the term “Unpaid Prior Year Bonus” means any bonus for the fiscal year ended immediately before the fiscal year in which the Employment Termination Date occurs that remains unpaid as of the Employment Termination Date (whether or not, under normal practice, that bonus would not be paid until a date later than the Employment Termination Date).

For all purposes of this Agreement, the term “Current Year Pro Rata Bonus” means (x) an amount calculated on the same date and in the same manner as Employee’s annual incentive bonus under the bonus plan in effect for the fiscal year in which the Employment Termination Date occurs would have been calculated if Employee’s employment had not been terminated and, to the extent relevant to that calculation, Employee’s performance through the entire fiscal year had been equal to [his/her] performance during the part of the fiscal year ending on the Employment Termination Date, multiplied by (y) a fraction, the numerator of which is the number of days in the partial fiscal year ending on the Employment Termination Date and the denominator of which is 365.   Unless any payment under this Section 6(b) must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement):  Nordson will pay any Unpaid Prior Year Bonus at the same time that amount would have been paid if Employee’s employment had continued indefinitely but not later than March 15 of the year in which the Employment Termination Date occurs; Nordson will pay any Current Year Pro Rata Bonus at the same time that amount would have been paid if Employee’s employment had continued indefinitely but not later than March 15 of the year immediately after the year in which the Employment Termination Date occurs; and Nordson will pay any other benefits or amounts payable pursuant to this Section 6(b) at the time specified in the applicable plan.

(c) Termination without Cause or for Good Reason.  If during the Retention Period Employee’s employment is terminated by Nordson without Cause or by Employee for Good Reason, Nordson will pay and provide to Employee the following compensation and benefits:

(i) Accrued Obligations.  Nordson will pay to Employee base salary through the Employment Termination Date (at the rate in effect immediately before the Employment Termination Date), any Unpaid Prior Year Bonus, a Pro Rata Current Year Bonus, and all other amounts to which Employee is entitled under any Nordson compensation plan applicable to Employee that is listed on Exhibit B to this Agreement.  Unless any payment under this Section 6(c)(i) must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement),  Nordson will pay any base salary within five business days of the Employment Termination Date; Nordson will pay any Unpaid Prior Year Bonus at the same time that amount would have been paid if Employee’s employment had continued indefinitely but not later than March 15 of the year in which the Employment Termination Date occurs; Nordson will pay any Current Year Pro Rata Bonus at the same time that amount would have been paid if Employee’s employment had continued indefinitely but not later than March 15 of the year immediately after the year in which the Employment Termination Date occurs; and Nordson will pay any other amounts payable pursuant to this Section 6(c)(i) at the time specified in the applicable compensation plan.

(ii) Severance Payment.  Nordson will pay to Employee a severance payment equal to two times the sum of (x) Employee’s annual base salary (at the rate in effect immediately before the Employment Termination Date) plus (y) Employee’s annual target incentive bonus in effect on the Employment Termination Date.  Unless this payment must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement), Nordson will pay this amount to Employee within five business days of the Termination Date.

(iii) Continuing Plan Coverage.  For a period of two years following the Employment Termination Date, Nordson will maintain in full force and continue to provide full benefits to Employee under all life insurance, health (medical and dental), accidental death and dismemberment, pension, and disability plans and programs in which Employee was entitled to participate immediately before the Employment Termination Date, except that (x) if Employee’s continued participation is not possible under the general terms and provisions of any such plan or program, Nordson will provide Employee with benefits equivalent to those provided by each such plan and program, and (y) Nordson will not be required to maintain any of these plans and programs, or the equivalent thereof, after Employee has either reached the normal retirement date under the retirement or pension plan in effect immediately before the Change in Control Date or secured full time employment with another employer that provides benefits to Employee under a comparable plan or program that are at least substantially equal to the benefits provided by Nordson. To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of any benefits under this Section 6(c)(iii) will be subject to Section B of Exhibit A to this Agreement if and to the extent any part of that section is applicable according to its terms.

(iv) Lump Sum Payment Based on Additional Two Years of Age and Service under Pension and Excess Defined Benefit Plans.  Nordson will pay to Employee a lump sum amount equal to the amount by which the aggregate actuarial present value, calculated as of the Employment Termination Date, of all amounts payable with respect to Employee under the Nordson Corporation Salaried Employees Pension Plan, the Nordson Corporation Amended and Restated 2005 Excess Defined Benefit Pension Plan, and the Nordson Corporation Amended and Restated 2005 Excess Defined Benefit Pension Plan (or equivalent plans) would be increased if Employee had an additional two years of age and an additional two years of service credit under each of these plans.  Unless this payment must be postponed by reason of Section 409A of the Internal Revenue Code (as provided in Exhibit A to this Agreement), Nordson will pay this amount to Employee within five business days of the Employment Termination Date.

(v) Career Counseling.  Nordson will make available to Employee, at Nordson’s expense, outplacement counseling services.  Employee may select the organization that will provide Employee with such services, provided that Nordson will not be required to pay more than $50,000 for any such services.  To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of any benefits under this Section6(c)(v) will be subject to Section B of Exhibit A to this Agreement if and to the extent any part of that section is applicable according to its terms.

7. No Set‑Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Agreements.  Nordson’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set‑off, counterclaim, recoupment, defense, or other claim whatsoever that Nordson may have against Employee.  Employee will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.  Except as expressly provided in Section 6(c)(iii) as to continuing coverage of benefit plans, the amount of any payment or benefits provided for under this Agreement will not be reduced by any compensation or benefits earned by Employee as the result of employment by another employer or otherwise after the Employee’s termination date. Except as provided in Section Error! Reference source not found., the provisions of this Agreement will not affect the validity or enforceability of any other agreement between Nordson and Employee, and the benefits provided under this Agreement will be additive to any other benefits promised to Employee under any such other agreement.  Moreover, this Agreement will not operate to negate any other assurances provided to Employee.

8. Effect of Disability.  If Employee becomes disabled and [his/her] disability does not rise to the level of a Total Disability during the Retention Period to such an extent that [he/she] is permanently prevented from performing [his/her] duties under this Agreement by reason of physical or mental incapacity:

(a) Employee will be entitled to disability and other benefits at least equal to those that would have been available to [him/her] had Nordson continued, throughout the period of Employee’s disability, all of its programs, benefits, and policies with respect to disabled employees that were in effect immediately before the Change in Control Date, and

(b) if Employee recovers from [his/her] disability before the expiration of the Retention Period, [he/she] will be reinstated as an active employee for the remainder of the Retention Period under and subject to all of the terms of this Agreement including, without limitation, Nordson’s right to terminate Employee with or without Cause under Sections 5(a) and 5(b), respectively.

9.Confidential Information.  Employee will not, at any time after the Effective Date, either directly or indirectly, disclose or make known to any person, firm, or corporation any confidential information, trade secret, or proprietary information of Nordson that Employee may have acquired before the Effective Date or may acquire after the Effective Date in the performance of Employee’s duties as an employee of Nordson.  Upon the termination of Employee’s employment with Nordson, Employee will deliver forthwith to Nordson any and all literature, documents, correspondence, and other materials and records furnished to or acquired by Employee during the course of [his/her] employment.

10.  Noncompetition.  During the Retention Period Employee will not act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business engaged to a material extent in direct competition with Nordson in any market in any line of business engaged in by Nordson during the Retention Period.

11. Costs of Enforcement.  Nordson will pay and be solely responsible for any and all costs and expenses (including attorneys’ fees) incurred by Employee in seeking to enforce Nordson’s obligations under this Agreement unless and to the extent a court of competent jurisdiction determines that Nordson was relieved of those obligations because:

(a) Nordson terminated Employee’s employment for Cause,

(b) Employee voluntarily terminated [his/her] employment other than for Good Reason, or

(c) Employee materially and willfully breached [his/her] agreement not to compete with Nordson or [his/her] agreement with respect to confidential information and that breach directly caused substantial and demonstrable damage to Nordson.

Nordson will forthwith pay directly or reimburse Employee for any and all such costs and expenses upon presentation from time to time by Employee or by counsel selected by Employee of a statement or statements prepared by Employee or by that counsel of the amount of such costs and expenses.  If and to the extent a court of competent jurisdiction renders a final binding judgment determining that Nordson was relieved of its obligations for any of the reasons set forth in (a), (b) or (c) above, Employee will repay the amount of those payments or reimbursements to Nordson.  In addition to the payment and reimbursement of expenses of enforcement provided for in this Section 11, Nordson will pay to Employee in cash, as and when Nordson makes any payment on behalf of, or reimbursement to, Employee, an additional amount sufficient to pay all federal, state, and local taxes (whether income taxes or other taxes) incurred by Employee as a result of (x) payment of the expense or receipt of the reimbursement, and (y) receipt of the additional cash payment.  Nordson will also pay to Employee interest (calculated at the Wall Street Journal Prime Rate from time to time in effect, compounded monthly) on any payments or benefits that are paid or provided to Employee later than the date on which due under the terms of this Agreement.  To assure compliance with Section 409A, Nordson will make any payments to or on behalf of Employee that are required under this Section 11 subject to and as provided in Section B of Exhibit A to this Agreement.

12. Tax Provisions Regarding Gross-Ups and Compliance with Section 409A a Part of this Agreement.  All of the provisions of Exhibit A to this Agreement, captioned “Tax Provision Exhibit – 280G Gross-Up, Compliance with Section 409A, and 409A Gross-Up” will apply as between Nordson and Employee as fully if those provisions had been written directly into the body of this Agreement.

13. “Change in Control” Defined.  For purposes of this Agreement, a Change in Control will have occurred if at any time any of the following events occurs:

(a) a report is filed with the Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Securities Exchange Act of 1934, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) is or has become a beneficial owner, directly or indirectly, of securities of Nordson representing 25% or more of the combined voting power of Nordson’s then outstanding securities;

(b) Nordson files a report or proxy statement with the SEC pursuant to the Securities Exchange Act of 1934 disclosing that a Change in Control of Nordson has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction;

(c) Nordson is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of Nordson’s securities immediately before such merger or consolidation;

(d) all or substantially all of the assets of Nordson are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

(e) during any period of 24 consecutive months, individuals who were Directors of Nordson at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by Nordson’s shareholders, of more than one half of any new Directors of Nordson was approved by a vote of at least two-thirds of the Directors of Nordson then still in office who were Directors of Nordson at the beginning of the 24 month period.

14. Possible Undoing of a Change in Control and Its Effect on this Agreement.  If a Change in Control as defined in Section 13(a) occurs while Employee is in the employ of Nordson with the result (as provided in Section 1) that this Agreement becomes operative and, thereafter, on any later date, all three of the following conditions are satisfied:

(a) the acquiring person has transferred or otherwise disposed of sufficient securities of Nordson in one or more transactions, to a person or persons other than affiliates of the acquiring person or any persons with whom the acquiring person has agreed to act together for the purpose of acquiring, holding, voting, or disposing of securities of Nordson, so that, after the transfer or other disposition, the acquiring person is no longer the beneficial owner, directly or indirectly, of securities of Nordson representing 10% or more of the combined voting power of Nordson’s then outstanding securities;

(b) no other event constituting a Change in Control had occurred; and

(c) Employee’s employment with Nordson has not been terminated by Nordson without Cause or by Employee for Good Reason;

then, for all purposes of this Agreement, the filing of the report constituting a Change in Control under Section 13(a) will be treated as if it had not occurred and this Agreement will return to the status it had immediately before the filing of the report constituting a Change in Control under Section 13(a).  Accordingly, if and when a subsequent Change in Control occurs, this Agreement will again become operative on the date of that subsequent Change in Control.

15. Miscellaneous.

(a) Employee Rights.  Nothing expressed or implied in this Agreement creates any right or duty on the part of Nordson or Employee to have Employee remain in the employ of Nordson before any Change in Control and Employee will have no rights under this Agreement if [his/her] employment with Nordson is terminated for any reason or for no reason before any Change in Control.  Nothing expressed or implied in this Agreement creates any duty on the part of Nordson to continue in effect, or continue to provide to Employee, any plan or benefit unless and until a Change in Control occurs.  If, before a Change in Control, Nordson ceases to provide any plan or benefit to Employee, nothing in this Agreement will be construed to require Nordson to reinstitute that plan or benefit to Employee upon the later occurrence of a Change in Control.

(b) Notices.  All communications provided for in this Agreement are to be in writing and will be deemed to have been duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to Nordson (Attention:  Vice President, General Counsel and Secretary) at its principal executive office and to Employee at [his/her] principal residence, or to such other address as either party may have furnished to the other in writing and in accordance with this Section 15(b), except that notices of change of address will be effective only upon receipt.

(c) Assignment, Binding Effect.

(i) This Agreement will be binding upon and will inure to the benefit of Nordson and Nordson’s successors and assigns.  Nordson will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and or assets of Nordson, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Nordson would be required to perform it if no such succession had taken place.

(ii) This Agreement will be binding upon Employee and this Agreement and all rights of Employee under this Agreement will inure to the benefit of, and be enforceable by, Employee and [his/her] personal or legal representatives, executors, or administrators.  No right, benefit, or interest of Employee under this Agreement will be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation, or to execution, attachment, levy, or similar process; except that Employee may assign any right, benefit, or interest under this Agreement if that assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing the right, benefit, or interest.

(d) Invalid Provisions.  Any provision of this Agreement that is prohibited or unenforceable will be ineffective to the extent, but only to the extent, of the prohibition or unenforceability without invalidating the remaining portions of this Agreement and all remaining portions of this Agreement will continue to be in full force and effect.  If any provision of this Agreement is determined to be invalid or unenforceable, the parties will negotiate in good faith to replace that provision with another provision that will be valid and enforceable and that is as close as practicable to the provision held invalid or unenforceable.

(e) Modification.  No modification, amendment, or waiver of any of the provisions of this Agreement will be effective unless in writing, specifically referring to this agreement, and signed by both parties.

(f) Waiver of Breach.  The failure at any time of a party to enforce any of the provisions of this Agreement or to require performance by the other party of any of the provisions of this Agreement will not be construed to be a waiver of those provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(g) Governing Law.  This Agreement has been made in and is to be governed and construed in accordance with the laws of the State of Ohio applicable to contracts  made in and to be performed entirely within that state.

(h) Employment by Subsidiary.  If the recitals to this Agreement indicate that as of the Effective Date Employee is employed by a subsidiary of Nordson, all references to continued employment of Employee by Nordson are to be construed as references to continued employment of Employee by the subsidiary and any termination of Employee’s employment with the subsidiary are to be construed as termination of Employee’s employment with Nordson.  For the avoidance of doubt, all references to a Change in Control are to changes in control of Nordson, not of the subsidiary and all references to the Board are to the Board of Directors of Nordson, not of the subsidiary.

In witness whereof, Nordson and Employee have executed this Agreement as of the day and year first above written.

Nordson Corporation	Employee

By:
[EMPLOYEE’S NAME]

EXHIBIT A:

Tax Provision Exhibit – 280G Gross-Up, Compliance

with Section 409A, and 409A Gross-Up

A. Gross-Up of Payments Deemed to be Excess Parachute Payments.

A.1 Acknowledgement; Determination by Accounting Firm.  Nordson and Employee acknowledge that, following a change in ownership or control (as that term is defined in the Treasury Regulations published under Section 280G of the Internal Revenue Code), one or more payments or distributions to be made by Nordson or an affiliated entity to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement to which this Exhibit A is attached, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by Nordson or any affiliated entity for Federal income tax purposes and with respect to which Employee will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code.  If a change in ownership or control occurs, either Employee or Nordson may direct the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, will make all determinations required to be made under this Section A, to determine whether any Payment will be an excess parachute payment and to communicate its determination, together with detailed supporting calculations, to Nordson and to Employee within 30 days after its receipt of the direction from Employee or Nordson, as the case may be.  Nordson and Employee will cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations.

A.2 Gross-Up Payments.  If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Nordson will make additional cash payments (each, a “Gross-Up Payment”) to Employee, from time to time in such amounts as are necessary to put Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.  Nordson’s obligation to make Gross-Up Payments under this Section A is not contingent on termination of Employee’s employment with Nordson.  Nordson will make each Gross-Up Payment to Employee within 30 days of the time that the related Payment constituting an excess parachute payment is paid or provided to Employee.

A.3 Further Gross-Up Payments as Determined by the IRS.  If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Employee for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Nordson will make further Goss-Up Payments to Employee in cash and in such amounts as are necessary to put Employee in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Employee would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.  Nordson will make any additional Gross-Up Payments required by this Section A.3 not later than the due date of any payment indicated by the Internal Revenue Service with respect to the underlying matters to which the additional Gross-Up Payment relates.

A.4 Contest of IRS Determination by Nordson.  If Nordson desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Employee will, upon receipt from Nordson of an unconditional written undertaking to indemnify and hold Employee harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Nordson in that contest at Nordson’s sole expense.  Nothing in this Section A will require Employee to incur any expense other than expenses with respect to which Nordson has paid to Employee sufficient sums so that after the payment of the expense by Employee and taking into account the payment by Nordson with respect to that expense and any and all taxes that may be imposed upon Employee as a result of [his/her] receipt of that payment, the net effect is no cost to Employee.  Nothing in this Section A will require Employee to extend the statute of limitations with respect to any item or issue in [his/her] tax returns other than, exclusively, the excise tax under Section 4999.  If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Employee receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Employee will promptly pay to Nordson such amount as will leave Employee, net of the repayment and all tax effects, in the same position, after all taxes and interest, that [he/she] would have been in if the refunded excise tax had never been paid.  To assure compliance with Section 409A, Nordson will make payments to Employee with respect to expenses as contemplated in this Section A.4 subject to and as provided in Sections B.1 and B.2.

A.5 Accounting Firm Fees and Expenses.  Nordson will bear and pay all fees and expenses of the Accounting Firm for services performed pursuant to this Section A that are incurred at any time from the Effective Date through the tenth anniversary of Employee’s death (“Applicable Fees and Expenses”). To assure compliance with Section 409A, Nordson will pay any Applicable Fees and Expenses subject to and as provided in Sections B.1 and B.2.

B. Compliance with Section 409A and 409A Gross Up.

B.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements.  If Employee is a “specified employee” for purposes of Section 409A, as determined under Nordson’s policy for determining specified employees on the Employment Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date that is exactly six months after the Employment Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) through the date that is exactly six months after the Employment Termination Date and will be paid or provided to Employee during the period of 30 consecutive days that starts exactly six months and one day after the Employment Termination Date, except that if Employee dies before the end of six months after the Employment Termination Date, the payments, benefits, or reimbursements will be accumulated only through the date of [his/her] death and will be paid or provided not later than 30 days after the date of death.

B.2 Additional Limitations on Reimbursements and In-Kind Benefits.  The reimbursement of expenses or in-kind benefits provided under any section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations.  To the extent that any reimbursement of expenses or in-kind benefits provided under any section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (a) any reimbursement of eligible expenses will be paid within 30 days following Employee’s written request for reimbursement;  provided that Employee provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that Nordson can make the reimbursement within the time periods required by Section 409A; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.

B.3 Compliance Generally.  Nordson and Employee intend that the payments and benefits provided under the Agreement to which this Exhibit A is attached will either be exempt from the application of, or comply with, the requirements of Section 409A.  The Agreement is to be construed, administered, and governed in a manner that effects that intent and Nordson will not take any action that is inconsistent with that intent.  Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Employee.

B.4 Section 409A Gross-Up.  If, notwithstanding the efforts of the parties to comply with Section 409A, Employee is subject to any excise tax under Section 409A, Nordson will make additional payments (“409A Gross-Up Payments”) to Employee so that after taking into account any such additional tax and any related interest and/or penalties and the 409A Gross-Up Payments, Employee will be in the same position as if no excise tax under Section 409A and no related interest or penalties had been imposed upon [him/her] pursuant to Section 409A.  The Accounting Firm will have the same general duties with respect to the determination of the amount of any Section 409A Gross-Up Payments as it has with respect to the determination of Gross-Up Payments with respect to Section 4999 under Section A above and the parties will follow procedures in connection with the determination and payment of any Section 409A Gross-Up Payments that are similar to those specified in Section A above in connection with the determination and payment of any Gross-Up Payments with respect to Section 4999.

B.4 Termination of Employment to Constitute a Separation from Service.  The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with Nordson within the meaning of Section 409A.  Employee and Nordson will take all steps necessary (including taking into account this Section B.4 when considering any further agreement regarding provision of services by Employee to Nordson after the Employment Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Employment Termination Date is the date on which Employee experiences a “separation from service” within the meaning of Section 409A.

C. Definitions.

C.1 Accounting Firm.  The term “Accounting Firm” means the independent auditors of Nordson for the fiscal year immediately preceding the earlier of (a) the year in which the Termination Date occurred, or (b) the year, if any, in which occurred the first Change of Control occurring after the Effective Date, and that firm’s successor or successors; unless that firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, in which case Nordson must select another accounting firm that (i) is of recognized regional or national standing and (ii) is not then the independent auditors for Nordson or any affiliated corporation.

C.2 Sections 280G, 409A, and 4999.  Each of the terms “Section 280G,” “Section 409A,” and “Section 4999,” respectively, means that numbered section of the Internal Revenue Code.  References in the Agreement to any of these sections are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to that specific section by the U.S. Department of Treasury or the Internal Revenue Service.

EXHIBIT B:

Compensation and Employment Benefit Plans

1. The Amended and Restated Nordson Corporation 2004 Management Incentive Compensation Plan

2. The Amended and Restated Nordson Corporation 2004 Long-Term Performance Plan

3. The Nordson Corporation Salaried Employees Pension Plan

4. The Nordson Corporation Deferred Compensation Plan

5. The 2005 Nordson Corporation Deferred Compensation Plan

6. The Amended and Restated Nordson Corporation 2005 Deferred Compensation Plan

7. The Nordson Corporation Excess Defined Contribution Benefit Plan

8. The 2005 Nordson Corporation Excess Defined Contribution Benefit Plan

9. The Amended and Restated 2005 Supplemental Executive Retirement Plan (Defined Contribution)

10. The Nordson Corporation Excess Defined Benefit Pension Plan

11. The 2005 Nordson Corporation Excess Defined Benefit Pension Plan

12. The Amended and Restated 2005 Supplemental Executive Retirement Plan (Defined Benefit)

11. The Nordson Corporation Employees’ Savings Trust Plan (NEST)

12. The Nordson Corporation Salaried Employees’ Health Care Plan

13. The Nordson Corporation Prescription Drug and Dental Plans

14. The Nordson Corporation Short Term and Long Term Disability Plans

15. The Nordson Corporation Group Life Insurance Plan-Salaried

16. The Nordson Corporation Group Travel Accident Plan

17. Nordson Corporation’s Car Allowance Plan

18. Nordson Corporation’s policy of reimbursement for club dues, airline travel clubs, and the like

19. Nordson Corporation’s policies regarding vacation, holidays, and paid time off.